Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “BRIGHTSTONE ETF TRUST”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF AUGUST, A.D. 2019, AT 12 O`CLOCK P.M.

7569373 8100 SR# 20196606329 You may verify this certificate online at corp.delaware.gov/authver.shtml	Authentication: 203445969 Date: 08-21-19

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:00 PM 08/20/2019
FILED 12:00 PM 08/20/2019
SR 20196606329 - File Number 7569373

CERTIFICATE OF TRUST

OF

BRIGHTSTONE ETF TRUST

This Certificate of Trust of BrightStone ETF Trust, a statutory trust (the "Trust"), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "Act"), sets forth the following:

FIRST: The name of the statutory trust formed hereby is BrightStone ETF Trust.

SECOND: The name and address of the Registered Agent of the Trust in the State of Delaware is: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, DE 19081.

THIRD: The Trust formed hereby is, or will become within 180 days following the first issuance of beneficial interests, an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FOURTH: Notice is hereby given that the Trust shall consist of one or more series. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

FIFTH: This Certificate of Trust shall be effective upon the date and time of this filing.

In witness whereof, the undersigned, being the sole trustee of BrightStone ETF Trust, has duly executed this Certificate of Trust as of the 19th day of August, 2019.

/s/David Bolton
David Bolton, Sole Trustee